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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                                            THREE MONTHS
                                                                ENDED           NINE MONTHS ENDED
                                                          -----------------     -----------------
                                                            DECEMBER 31,          DECEMBER 31,
                                                          -----------------     -----------------
                                                           1996       1995       1996       1995
                                                          ------     ------     ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK.................  $1,297     $  478     $3,292     $1,449
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares
     outstanding........................................   5,162      2,112       4765       2112
  Dilutive effect of stock options and warrants after
     application of treasury stock method...............     383         --        383         --
                                                          -------    -------    -------    -------
  Number of shares used to compute primary earnings per
     share..............................................   5,545      2,112      5,148      2,112
Primary earnings per share..............................  $ 0.23     $ 0.23     $ 0.64     $ 0.69
                                                          =======    =======    =======    =======
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